EXHIBIT 99.1

WOLVERINE WORLD WIDE, INC. 9341 Courtland Drive, Rockford, MI 49351 Phone (616) 866-5500; FAX (616) 866-0257

FOR IMMEDIATE RELEASE CONTACT: Stephen L. Gulis Jr. (616) 866-5570

WOLVERINE WORLD WIDE, INC. ANNOUNCES
FIRST QUARTER EARNINGS PER SHARE UP 66.7%
AND INCREASES 2004 ESTIMATES

          Rockford, Michigan, April 21, 2004 - Wolverine World Wide, Inc. (NYSE: WWW) today reported record revenue and earnings for its first quarter of 2004.

          The Company achieved record revenue for the first quarter of 2004 totaling $224.9 million, a 17.4 percent increase over first quarter 2003 revenue of $191.5 million. Earnings per share during the first quarter of 2004 grew to $0.30 per share compared to $0.18 per share reported for the same quarter last year, an increase of 66.7 percent.

          "All of our major branded groups contributed to the Company's record profit increase for the first quarter," stated Timothy J. O'Donovan, the Company's President and CEO. "Our strong performance in the quarter was driven by the Company's concentrated efforts to capitalize on the global strength of our brand portfolio and strong consumer enthusiasm for the Company's products. Merrell continued to be our leading sales and profit driver posting double-digit sales gains across all geographic regions with the strongest gains in Europe. Earnings in the quarter benefited by $.04 per share from the 2003 realignment of our slipper business and by $.01 per share from Sebago's spring initiatives."

          "Based on the addition of Sebago and our year-end backlog position, we anticipated strong revenue gains in the first half of the year. Our first quarter sales accelerated with a mid-teen increase in at-once orders, a 3.4 percent positive impact from foreign currency and $9.8 million of revenue contribution from our recently acquired Sebago business."

          "In addition to strong sales growth, we also realized significant gross margin improvement during the quarter," reported the Company's CFO, Stephen L. Gulis Jr. "Gross margin during the first quarter of 2004 grew to 38.0 percent, a 190 basis point improvement over first quarter 2003. This improvement resulted from global synergies in the Merrell business, repositioning efforts in the global Hush Puppies wholesale businesses and the impact of the 2003 slipper business realignment."

- more -

Q1 2004	page 2

          "Our balance sheet metrics continued to improve with first quarter 2004 accounts receivable up only 1.8 percent and inventory levels relatively flat on a 17.4 percent increase in revenue over the same quarter last year. Additionally, the Company ended the first quarter of 2004 in a strong cash position with $36.8 million on hand."

          O'Donovan concluded, "Looking ahead, our order backlog was up approximately 12 percent at the close of the first quarter of 2004 compared to the prior year. This solid order backlog continues to be achieved across multiple brands. On the strength of 2004's first quarter, our order backlog and anticipated re-order business for the remainder of the year, we are increasing the Company's 2004 estimates. We expect revenue to range from $960 million to $980 million, up from our previous estimate of $945 to $965 million, and expect earnings per share to range from $1.44 to $1.52, up from our previous estimate of $1.37 to $1.43."

          The Company will host a conference call at 10:00 a.m. EST today to discuss these results and current business trends. To listen to the call at the Company's website, go to www.wolverineworldwide.com, click on "Investors" in the navigation bar, and then click "Webcast" from the top navigation bar of the "Investors" page. To listen to the webcast, your computer must have Windows Media Player, which can be downloaded for free on the Wolverine World Wide website. In addition, the conference call can be heard at www.streetevents.com. A replay of the call will be available at the Company's website through May 5, 2004.

          With a commitment to service and product excellence, Wolverine World Wide, Inc. is one of the world's leading marketers of branded casual, active lifestyle, work, outdoor sport and uniform footwear and slippers. The Company's portfolio of highly recognized brands includes: Bates®, Hush Puppies®, HYTEST®, Merrell®, Sebago® and Wolverine®. The Company also markets footwear under popular licensed brands including CAT®, Harley-Davidson® and Stanley®. The Company's products are carried by leading retailers in the U.S. and are distributed internationally in over 140 countries. For additional information, please visit our website, www.wolverineworldwide.com.

- more -

Q1 2004	page 3

          This press release contains forward-looking statements, including those relating to 2004 sales and earnings, order backlog, re-orders, and margin. In addition, words such as "estimates," "expects," "intends," "should," "will," variations of such words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("Risk Factors") that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Risk Factors include, among others: changes in consumer preferences or spending patterns; cancellation of future orders; cost and availability of inventories; reliance on foreign sourcing; the impact of competition and pricing; integration and operations of newly acquired businesses; retail buying patterns; consolidation in the retail sector; changes in economic and market conditions; acts and effects of war and terrorism; and additional factors discussed in the Company's reports filed with the Securities and Exchange Commission and exhibits thereto. Other Risk Factors exist, and new Risk Factors emerge from time to time that may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. Furthermore, the Company undertakes no obligation to update, amend or clarify forward-looking statements.

# # #

WOLVERINE WORLD WIDE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
 (Unaudited)
($000's, except share and per share data)

	12 Weeks Ended
	March 27, 2004	March 22, 2003

Revenue	$224,871	$191,485
Cost of products sold	139,430	122,289

Gross profit	85,441	69,196
Selling and administrative expenses	66,337	56,883

Operating profit	19,104	12,313
Other expense	1,010	1,292

Earnings before income taxes and
minority interest	18,094	11,021
Income taxes	5,778	3,581

Earnings before minority interest	12,316	7,440
Minority interest	(17)	(26)

Net earnings	$12,299	$7,414

Diluted earnings per share	$.30	$.18

CONDENSED BALANCE SHEETS
 (Unaudited)
($000's)

	March 22, 2004	March 27, 2003		March 22, 2004	March 27, 2003

ASSETS:			LIABILITIES & EQUITY:

Cash & securities	$36,770	$17,506	Notes payable	$-	$391
Receivables	168,670	165,681	Current maturities on
			long-term debt	16,020	15,030
Inventories	173,621	174,033	Accounts payable and other
			accrued liabilities	80,942	62,705
Other current assets	23,437	11,643	Total current liabilities	96,962	78,126
Total current assets	402,498	368,863
			Long-term debt	43,898	67,256
Plant & equipment, net	96,335	98,205	Other noncurrent liabilities and
			minority interest	18,612	24,774
Other assets	97,019	70,727	Stockholders' equity	436,380	367,639

Total Assets	$595,852	$537,795	Liabilities & Equity	$595,852	$537,795